“Exhibit 99.1”

99¢ ONLY STORES® REPORTS TOTAL SALES OF $317.8 MILLION
FOR THE SECOND QUARTER OF FISCAL 2009 ENDED
SEPTEMBER 27, 2008

Same-store sales increased 4.7%

COMMERCE, California – October 8, 2008 ― 99¢ Only Stores® (NYSE:NDN) (the "Company") today reports total sales of $317.8 million for the second quarter of fiscal 2009 ended September 27, 2008.  This represents an increase of 9.2% over total sales of $290.9 million for the same quarter last year.  The Company is reporting a breakdown of its sales for its non-Texas and Texas operations because the Company recently announced that it will exit the Texas market.  For the Company’s non-Texas operations, retail sales in the second quarter of fiscal 2009 were $276.4 million compared to $253.0 million in the same quarter last year.  Retail sales for the Company’s Texas operations in the second quarter of fiscal 2009 were $31.0 million versus $27.6 million in the second quarter of last year.  The second quarter of fiscal 2009 contained 91 selling days compared to 92 selling days in the second quarter of fiscal 2008 due to the Company’s change to a retail calendar.

The Company's same-store sales for the 91 days ended Saturday, September 27, 2008, increased 4.7% versus the 91 days ended Saturday, September 29, 2007.  For the Company’s non-Texas operations, same-store sales were up 4.7% for this period, with the number of overall same-store-sales transactions increasing 2.6% and average transaction size up to $9.63 compared to $9.45 for the comparable period last year.  Same-store sales for the Company’s Texas operations were also up 4.7% for this period.

Bargain Wholesale sales for the second quarter ended September 27, 2008 were $10.4 million compared to sales of $10.3 million in the same fiscal quarter last year.

For the first half of fiscal 2009 ended September 27, 2008, net sales were $622.7 million, up 6.6%, versus $583.9 million for the six months ended September 30, 2007.  For the Company’s non-Texas operations, retail sales in the first half of fiscal 2009 ended September 27, 2008, were $541.9 million compared to $509.5 million for the first half of the prior fiscal year.  Retail sales in the first half of fiscal 2009 for the Company’s Texas operations were $60.2 million compared to $54.0 million in the first half of fiscal 2008.  The first half of fiscal 2009 had 182 days versus 183 days for fiscal 2008.

Same-store sales for the first half of fiscal 2009 ended September 27, 2008, were up 2.1% compared to the same period in the prior year.  For the Company’s non-Texas operations, same-store sales were up 2.0% for first half of fiscal 2009 ended September 27, 2008.  Same-store sales for the Company’s Texas operations were up 2.9% in the first half of fiscal 2009.

Eric Schiffer, CEO of 99¢ Only Stores®, stated, “We are pleased with our strong sales performance in the second quarter.  We again experienced an increase in the number of overall same-store sales transactions, which indicates that we are continuing to attract new customers who are looking for ways to save during these challenging economic times.  Additionally, we benefited from strong seasonal sales of produce, highlighting our buying team’s success in finding a great assortment in the summer months.  We believe that our average ticket size was aided by two factors that are not under the Company’s control, an increased amount of free positive publicity from national media and availability of certain cyclical perishable food products which we do not anticipate will continue to contribute as much to same-store sales increases in the second half of fiscal 2009.”

Mr. Schiffer continued, “As we enter the third quarter, we are committed to ensuring that we offer our customers a compelling product assortment with a great value to continue to drive positive same-store sales.  However, given the continued challenging economic environment, our primary focus is on executing our profit improvement plan and managing all controllable aspects of our business.”

During the quarter ended September 27, 2008, the Company opened six stores, including four in California, one in Nevada, and one in Arizona. Gross and saleable retail square footage at the end of the second quarter were 6.03 million and 4.74 million, respectively, an increase over last year of 7.6% in both gross and retail square footage.  Gross and saleable retail square footage for the Company’s non-Texas stores at the end of the second quarter were 4.88 million, and 3.84 million, respectively, an increase over last year of 7.5% and 7.4%, respectively.  As of September 27, 2008, the Company’s non-Texas operations consisted of 231 stores, up 8.5% compared to 213 stores as of September 30, 2007.  Gross and retail square footage for the Company’s 48 stores in Texas were 1.16 million and 0.90 million, respectively, an increase of 7.8% and 8.1%, respectively.  The Company still plans to open approximately five additional stores during the balance of fiscal 2009, all in California.

Historical Quarterly Retail Sales

	Non-Texas Sales	Non-Texas Same-Stores Sales % Change	Texas Sales	Texas Same-Stores Sales % Change	Total Sales	Total Same-Stores Sales % Change
Q2 FY09	$276.4	4.7%	$31.0	4.7%	$307.4	4.7%
Q1 FY09	$265.5	-0.6%	$29.2	0.8%	$294.7	-0.5%
Q4 FY08	$253.4	1.3%	$27.5	3.6%	$280.9	1.5%
Q3 FY08	$281.5	2.6%	$33.1	6.6%	$314.6	2.9%
Q2 FY08	$253.0	5.9%	$27.6	8.3%	$280.6	6.1%
Q1 FY08	$256.5	5.5%	$26.4	1.7%	$282.9	5.2%

About 99¢ Only Stores®
Founded over 25 years ago, 99¢ Only Stores® operates 279 extreme value retail stores consisting of 195 stores in California, 48 in Texas, 24 in Arizona, and 12 in Nevada.  99¢ Only Stores® emphasizes quality name-brand consumables, priced at an excellent value, in convenient, attractively merchandised stores.  The Company’s next store will open in Lomita, California, on Thursday, October 9, 2008.  The Company’s New York Stock Exchange symbol is NDN.

Safe Harbor Statement
We have included statements in this release that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe” and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in this release and include statements regarding the intent, belief or current expectations of the Company, its directors or officers with respect to, among other things, new store openings and trends affecting the financial condition or results of operations of the Company. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section – “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

Note to Editors: 99¢ Only Stores® news releases and information available on the Company’s website at http://www.99only.com.  Contact Rob Kautz, EVP & CFO, 323-881-1293.